[LETTERHEAD OF PRICE WATERHOUSE]


November 4, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                   Consolidated Health Care Associates, Inc.

We have read Item 4 of Consolidated Health Care Associates, Inc.'s Form 8-K dated November 4, 1996 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ PRICE WATERHOUSE